INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 13th day of December 2007, by and among C.S. McKee, LP, a Limited Partnership located at One Gateway Center, Pittsburgh, PA 15222 (the “Sub-Adviser”), and FundQuest Incorporated, a Delaware corporation located at 125 High Street, Boston, MA 02110 (the “Manager”).

WHEREAS, the Manager and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940; and

WHEREAS, the Advisors Series Trust, a Delaware statutory Trust located at 615 East Michigan Street, Milwaukee, WI  53202 (the “Trust”) is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Manager to perform investment advisory services for the certain funds within the Trust (the “Funds”) under the terms of an investment advisory agreement, dated _____________, between the Manager and the Trust on behalf of the Funds (the “Management Agreement”); and

WHEREAS, the Manager, acting pursuant to the Management Agreement, wishes to retain the Sub-Adviser, and the Trust’s Board has approved the retention of the Sub-Adviser, to provide the investment advisory services described in this document to a portion of the assets (the “Allocated Portion”) the Fund(s) listed on Schedule A (as it may be amended from time to time is engaged in the business of creating and marketing mutual funds;

WHEREAS, each Fund listed in Schedule A is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, THE Trust and the Fund(s) are third party beneficiaries of such arrangements;

NOW, THEREFORE, WITNESSETH: That the parties, which shall include the Trust on behalf of the Fund(s) for the purposes of the indemnification provisions of section 6, hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISER.

(a)
Acceptance.  The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to the Fund’s assets.

(b)
Independent Contractor.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Adviser’s Representations.  The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Sub-Adviser represents, warrants and agrees that it is registered as an adviser under the Investment Advisers Act of 1940, as amended.

(d)
The Manager’s Representations.  The Manager represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Manager further represents, warrants and agrees that it has the authority under the Management Agreement to appoint the Sub-Adviser.   The Manager further represents and warrants that it has received a copy of Part II of the Sub-Adviser’s Form ADV.  The Manager further represents and warrants that the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

(e)
Plenary authority of the Board of Trustees.  The Sub-Adviser and Manager both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

The Sub-Adviser will provide for the Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Fund and the Manager and provided to the Sub-Adviser in writing.  The current policies, objectives and restrictions are attached hereto as Exhibit A.  From time to time, the Manager or the Fund may provide the Sub-Adviser with written copies of additional or amended investment policies, guidelines and restrictions, which shall become effective at such time as agreed upon by both parties.   The Sub-Adviser will manage the investment recommendations for the Allocated Portion of the assets in the Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Manager, consistent with the applicable investment policies, guidelines and restrictions, or any directions or instructions delivered to the Sub-Adviser in writing by the Manager or the Fund from time to time, and further subject to the plenary authority of the Fund’s Board of Trustees.

The Sub-Adviser will, at its own expense:

(a)
The Sub-Adviser shall provide the Manager with purchase and sale recommendations and security rankings (the “Recommendations”), in the form of model portfolios or otherwise as appropriate pursuant to investment strategies of the Sub-Adviser specified in Exhibit A (the “Investment Strategies”). This information and/or data shall be provided to the Manager on a prompt basis, once available to the Sub-Adviser’s clients generally, to allow the Manager to effect on a timely basis purchases and sales plus portfolio weightings and asset allocations for the Fund. In addition, the Sub-Adviser shall provide updated Recommendations when requested by the Manager if the Manager believes that market conditions require such updates. The Managing Advisor will, as Manager, provide the Sub-Adviser with written instructions concerning transmission of the Recommendations and other communications to the Manager.    In providing Research under this Agreement, the Sub-Adviser shall comply with all of the Managing Advisor’s reasonable operating requirements, as the same may be communicated in writing by the Managing Advisor to the Sub-Adviser from time to time;

(b)
The Sub-Adviser shall render to the Manager written recommendations for each of the Investment Strategies listed in Appendix A, based upon the information received from the Manager regarding the The Fund;

(c)
From time to time at the request of the Manager, the Sub-Adviser will meet, either in person or via teleconference, with the Manager and with such other persons as the Manager may designate on reasonable notice and at reasonable times and locations, to discuss general economic conditions, performance, investment strategy and other matters relating to the Program;

(d)
The Sub-Adviser shall keep accurate and detailed records concerning its services under this Agreement, including records of all Recommendations made during its performance of this Agreement, and all such records shall be open to inspection at all reasonable times by the Manager or Fund and any appropriate regulatory authorities. The Sub-Adviser shall provide to the Manager or Fund copies of any and all documentation relating to the Recommendations upon reasonable request;

(e)
At the request of the Manager from time to time, the Sub-Adviser shall provide pricing and valuation information with respect to particular securities it has recommended for The Fund if the Manager has determined that such pricing and valuation information is not otherwise reasonably available to it through standard pricing services;

(f)
The Manager and the Sub-Adviser agree that only the Manager will exercise “investment discretion” over The Fund within the meaning of Section 13(f) of the Securities Exchange Act of 1934, and the Manager shall be responsible for filing any required reports on it’s behalf with the Securities and Exchange Commission pursuant to Section 13(f) and the rules and regulations thereunder;

(g)
The Manager shall be responsible for taking action on behalf of clients for all matters in which a shareholder vote is solicited by, or with respect to, issuers of securities beneficially held in The Fund, including, but not limited to, optional tender offers, Dutch auctions, and odd lot tender offers, in accordance with the Manager’s written proxy voting policies and procedures;

(h)
To the extent reasonably requested by the Trust, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act, as amended (the “1940 Act”) including, without limitation, providing the Chief Compliance Officer of the Trust with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1); and

(i)
Except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

The Fund or its agent will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.  The Fund or its agent will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

Manager will be responsible for all class actions and lawsuits involving the Fund or securities held, or formerly held, in the Fund.  Sub-Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy.  In the case of notices of class action suits received by Sub-Adviser involving issuers presently or formerly held in the Fund, Sub-Adviser shall promptly forward such notices to Manager and, with the consent of the Manager, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Manager specifically agrees that the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services to the Fund hereunder, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser. If the  Manager has agreed to limit the operating expenses of the Fund, the Manager shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Manager in the Management Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Manager shall pay to the Sub-Adviser a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Fund (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Fund’s net assets, managed by the Sub-Adviser, as of the most recent preceding day for which the Fund’s net assets were computed.

5.	LIABILITY; STANDARD OF CARE.

The Sub-Adviser, its affiliates, agents and employees, shall be indemnified by the Manager against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)
arising from Fund’s or the Manager’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Manager, the Custodian or the Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the gross negligence, willful misconduct, or lack of good faith of the Sub-Adviser, its affiliates, agents and employees, or the Sub-Adviser’s reckless disregard of its duties and obligations.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

However, the Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was determined by a court of competent jurisdiction to have been caused by the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Sub-Adviser shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage, or expense of such Indemnified Party was attributable to the willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser’s obligations or duties hereunder.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.

The provisions of this paragraph 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

6.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)  This Agreement shall go into effect as to the Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date of approval by shareholders of the Fund at a meeting called for the purpose of such approval.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)  This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust, by the Manager, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Manager.  In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Manager, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund; and

(c)  This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.  This Agreement will also terminate in the event that the Management Agreement is terminated.

7.	SERVICES NOT EXCLUSIVE

The services of the Sub-Adviser to the Manager and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.  The Manager agrees that Sub-Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.  Nothing in this Agreement shall be deemed to require Sub-Adviser, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

8.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

9.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

10.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.

11.	REPORTS AND ACCESS

The Sub-Adviser agrees to supply such information to the Manager and to permit such compliance inspections by the Manager or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trust.

12.	NOTIFICATION

The Sub-Adviser agrees that it will provide prompt notice to the Manager and Fund about material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund and any changes in senior management, operations or ownership of the Sub-Adviser’s Firm.

13.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

MANAGER:	FundQuest Incorporated 125 High Street 13th Fl Oliver Street Tower Boston, MA 02110 Attn: Compliance Officer
SUB-ADVISER:	C. S. McKee, L.P. One Gateway Center Pittsburgh, PA 15222 Attn: Mark R. Gensheimer

FUND:	Advisors Series Trust On behalf of ActivePassive Large Cap Value Fund 615 East Michigan Street Milwaukee, WI 53202 Attn: Secretary

14.	ASSIGNMENT

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

15.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16.	CAPTIONS

The caption in this Agreement are not included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17.	GOVERNING LAW

This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

FUNDQUEST INCORPORATED: By: ___________________________ Name: Title:

C. S. McKee, L.P.(Sub-Adviser) By: ___________________________ Name: Eugene M. Natali Title: President & Chief Executive Officer

As a Third Party Beneficiary, and as a party for purposes of Section 6
ADVISORS SERIES TRUST On behalf of ActivePassive Large Cap Value Fund By: ___________________________ Name: Title:

EXHIBIT A

INVESTMENT GUIDELINES

Investment Objectives and Policies

As described in Fund’s current prospectus and SAI provided by Manager and as agreed to by Sub-advisor.

Investment Restrictions

As described in Fund’s current prospectus and SAI provided by Manager and as agreed to by Sub-advisor.

SCHEDULE A

FUNDS AND FEES

Series of Advisors Series Trust	Annual Fee Rate
ActivePassive Large Cap Value Fund	30 bps